UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
washington, d.c. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 10, 2012

_______________________

CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________
(Former name or former address, if changed since last report)

_________________________

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5   Corporate Governance and Management

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2012, Gerald B. Seery, Senior Vice President, Sales and Marketing for CryoLife, Inc. (“CryoLife” or the “Company”), informed the Company of his intent to retire from the Company effective January 2, 2013.

In conjunction with his planned retirement, Mr. Seery and the Company entered into a Letter Agreement dated December 12, 2012 (the “Letter Agreement”) that provides for his retirement from the Company on January 2, 2013 and his subsequent entry into a Release and Noncompete Agreement (the “Release and Noncompete Agreement”) that is expected to become effective eight days after the Release and Noncompete Agreement is signed (the “Effective Date”).  The Letter Agreement and the Release and Noncompete Agreement are collectively referred to herein as the Agreements.

In accordance with the terms of the Agreements, provided that Mr. Seery retires on January 2, 2013 and enters into the Release and Noncompete Agreement, Mr. Seery will receive the following:

•	A total amount of $290,000 distributed in 24 equal monthly installments beginning with the first of CryoLife’s regularly-scheduled monthly pay days following the Effective Date;
•	An additional lump sum in the amount of $24,166.67 representing one month of vacation time accrued as of January 1, 2013;
•	Payment of Mr. Seery’s 2012 bonus, to the extent earned, in accordance with the terms of the applicable grant agreement;
•
Acceleration of the vesting of 11,667 shares of restricted stock to January 2, 2013 that otherwise would not have vested until February 22, 2013, had Mr. Seery remained employed by CryoLife on that date;

•
Acceleration to January 2, 2013 of the vesting of the first tranche of Performance Stock Units awarded on March 7, 2012 that otherwise would not have vested until March 7, 2013, had Mr. Seery remained employed by CryoLife on that date. The total number of shares to be received by Mr. Seery pursuant to the accelerated award will be determined based on CryoLife’s adjusted EBITDA for fiscal 2012.  Mr. Seery’s target number of shares pursuant to the accelerated award is 5,834; however, the actual number of shares issued will be between 0% and 150% of the target based on CryoLife’s fiscal 2012 adjusted EBITDA performance, and the issuance of any shares pursuant to the award remains subject to CryoLife’s satisfaction of the applicable adjusted EBITDA performance criteria.  The material terms of the Performance Stock Unit award are described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 13, 2012 and March 22, 2012, each of which is incorporated herein by reference; and

•
For a period of twelve consecutive months following his retirement, reimbursement of an amount equal to the difference between the amount Mr. Seery pays for continued coverage under CryoLife’s group medical plan pursuant to the Internal Revenue Code (“COBRA Continuation Coverage”) each such month and the amount paid by a full-time active employee of CryoLife each such month for the same level of coverage provided to Mr. Seery, should Mr. Seery elect COBRA Continuation Coverage.  Reimbursements to Mr. Seery will end prior to the conclusion of the twelve month period at any time Mr. Seery becomes eligible to participate as an employee in a qualifying plan of another employer.

In return for the benefits described above, the Release and Noncompete Agreement will provide that Mr. Seery will agree to release and forever discharge CryoLife and certain related parties, including present and former officers and directors of the Company, from any and all claims and causes of action that Mr. Seery has currently or may have in the future that are based on acts or facts arising or occurring prior to the Effective Date.  Mr. Seery will also agree to protect certain confidential information, proprietary information and trade secrets of CryoLife and, for a period of 24 months, not to divert customers or employees from CryoLife or compete with CryoLife in the United States or the European Union.   The Release and Noncompete Agreement will also contain a mutual non-disparagement provision and provide that the Change of Control Agreement by and between Mr. Seery and CryoLife, dated as of November 2, 2008 (the “Change of Control Agreement”), will terminate as of the Effective Date and will have no further force and effect.  The terms of the Change of Control Agreement are described in the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2008, which is incorporated herein by reference.

Effective December 10, 2012, David P. Lang, the Company’s Vice President, Market Development Surgical Adhesives and Starch Medical Relations, assumed responsibilities for all of CryoLife’s international sales and marketing.  His new title is Senior Vice President, International Sales and Marketing.  Also effective December 10, 2012, Bruce G. Anderson, the Company’s Vice President, U.S. Sales and Marketing, assumed Mr. Seery’s responsibilities with respect to the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: December 13, 2012	By: /s/ D. A. Lee
Name: D. Ashley Lee
Title: Executive Vice President, Chief
Operating Officer and Chief
Financial Officer